UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2016

Carriage Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11961	76-0423828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:
(713) 332-8400

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(b) Resignation of a Director
On August 8, 2016, Richard W. Scott submitted a letter of resignation to the Board of Directors (the “Board”) of Carriage Services, Inc. (the “Company”) in which he indicated his intent to resign from his position as a director of the Company in order to pursue other personal and professional interests. Accordingly, Mr. Scott resigned from the Board effective as of August 9, 2016. At the time of his resignation, Mr. Scott had been a director of the Company for seven years and was currently serving as the chairman of the Corporate Governance Committee and a member of the Audit and Compensation Committees.

(d) Election of a new Director
On August 9, 2016, the Board elected James R. Schenck to serve as a Class I Director until the 2018 annual meeting of shareholders. Immediately following his election to the Board, Mr. Schenck was appointed to serve as the chairman of the Corporate Governance Committee and a member of the Audit and Compensation Committees. There are no family relationships between Mr. Schenck and any directors or officers of the Company. There have been no transactions nor are there any proposed transactions between the Company and Mr. Schenck that would require disclosure pursuant to Item 404(a) of Regulation S-K.
Mr. Schenck has served as the President and Chief Executive Officer of Pentagon Federal Credit Union (“PenFed”) since 2014. PenFed is one of the largest credit unions in the country, serving over 1.4 million members worldwide; with $20 billion in assets. As part of PenFed's leadership team since 2001, he has led most of PenFed's operating divisions. He also currently serves as President of the PenFed Foundation which provides support to military, veterans and their families.
Concurrently with the election, the Board granted Mr. Schenck 1,061shares of the Company’s common stock under our Director Compensation Policy, which such grant was valued at approximately $25,000 based on the closing price on August 9, 2016. One-half of these shares vested immediately upon grant, and the remaining one-half of the shares will vest equally on August 9, 2017 and August 9, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Carriage Services, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIAGE SERVICES, INC.

Dated: August 9, 2016	By:	/s/ Viki K. Blinderman
Viki K. Blinderman
Co-Chief Financial Officer, Chief Accounting Officer and Secretary
(Duly Authorized Officer and Principal Accounting Officer)